Exhibit 10.54

March 19, 2009

Mr. Phil Smith

TTE, Phillips W. Smith Family Trust

7501 North Ironwood Drive

Paradise Valley, AZ 85253

Dear Phil,

This letter is to document our agreement today concerning the consideration ProUroCare Medical Inc. (the “Company”) will provide to you regarding the extension of the maturity date of your $600,000 loan (the “Loan”) to the Company.  We will prepare additional documents for your signature as drafted by our attorneys, including a subscription agreement and/or representation of investment intent, as soon as possible.

As consideration for extending the maturity date of the Loan to March 28, 2010 (unless earlier repaid), the Company agrees to provide compensation to you according to the “Lender/Guarantor Compensation” sheet attached.  The amount of compensation to be provided will be determined by the applicable compensation formulas applied to the value of the Loan.  In the interest of fairness to you, vis-à-vis the Crown Bank guarantors, we will use $1,000,000 as the value of the Loan for purposes of this calculation. The stock price or warrant exercise price used in the computation of compensation to be issued will be as described on the attached compensation sheet based on the date of this letter agreement.  Please indicate your choice of compensation method – stock or warrants – in the space indicated below.

It is the Company’s intent to repay the Loan as soon as possible.  We will initially issue the stock or warrant compensation on the basis of a six-month minimum extension, i.e. six months of compensation shall be paid at the commencement of the extended term.  Thereafter, if the Loan should be repaid after August 31, 2009, beginning September 1, 2009, one month of stock or warrant compensation will be accrued for each calendar month or portion thereof after that date that the Loan is outstanding, with such compensation to be issued upon the retirement of the Loan.

Thank you for you support!

Sincerely,

/s/Richard C. Carlson

Richard C. Carlson
Chief Executive Officer

If you agree to the above terms, please sign and date below, and fax it back to 952-843-7031.

/s/Phil Smith	Compensation method: (check one):
Signature
	Stock	☒
3/19/2009	Warrants	☐
Date

ProUroCare Medical Inc., 6440 Flying Cloud Drive, Suite 101, Eden Prairie, MN 55344	Phone: 952.476.9093 Fax: 952.843-7031

Lender/Guarantor Compensation

Pursuant to ProUroCare Loan Renewals

March 19, 2009

Option #1- Stock compensation:

(dollar amount of commitment/guarantee/loan)

multiplied by

(the fraction of the year the loan/commitment is to be outstanding)

multiplied by

(10%)

divided by

(the average closing stock price over the previous 10 business days)

On March 19, 2009, this option results as follows:

$1,000,000 guarantee, 6 months, average closing stock price $0.75:

$1,000,000 * 0.5 * 0.1/$0.75 = 66,667 shares

Monthly accrual after 6 month = 11,111 shares per month

Option #2 - Alternative warrant compensation:

5 year warrants, cashless exercise, exercisable 1 year after grant, number of warrants determined by the following formula:

(stock compensation per above)

multiplied by

(120%)

Warrant exercise price = the average closing stock price over the previous 10 business days

On March 19, 2009, this option results as follows:

66,667 shares * 120% = 80,000 warrants exercisable at $0.75 per share

Monthly accrual after 6 month = 13,333 warrants per month